                                                                  Exhibit 10.14


                                      NOTE


Date: November 20, 2001


1. BORROWER'S PROMISE TO PAY

         In return for a loan I have received, I promise to pay U.S. $150,000.00 (the "principal"), plus interest, to the order of Art Technology Group, Inc. (the "Lender") on the Due Date (as defined in Section 3). I understand that the Lender may transfer this Note. The Lender, or anyone who takes this Note by transfer and who is entitled to receive payments under this Note, is called the "Note Holder."

2. INTEREST

         Interest will be charged on unpaid principal until the full amount of the principal has been paid. I will pay interest at a yearly rate of 5.0%, compounded annually. The interest rate required by this Note is the rate I will pay both before and after any default described later in this Note.

3. PAYMENTS

              A. TIME OF PAYMENTS. I will pay principal and all accrued interest in full by making a single payment on the Due Date.

              B. DUE DATE: Both principal and all accrued interest are due and payable on the Due Date. The Due Date shall be the earlier of (1) 48 months from the date above, or (2) the date upon which my employment with the Lender terminates for any reason.

              C. PLACE OF PAYMENT. I will submit payments to the Lender at 25 First Street, Cambridge, MA 02141 or such other address as the Lender or a subsequent Note Holder may direct by notice.

4. BORROWER'S RIGHT TO PREPAY

         I have the right to make payments of principal at any time before it is due. When I make a prepayment, I will tell the Note Holder in writing that I am doing so. I may make a full prepayment or a partial prepayment without paying any prepayment charge. If I make a partial prepayment, there will be no change in the Due Date unless the Note Holder agrees in writing to the change.

5. DEFAULT

         If I do not pay the full amount of the principal and interest on the Due Date, I will be in default. If I am in default, the Note Holder may send me a written notice telling me that if I do not pay the overdue amount by a certain date, the Note Holder may require me to pay immediately the full amount of principal which has not been paid and all the interest that I owe on this amount. That date must be at least 30 days after the date on which the notice is mailed or deliver to me.

         If I am in default, the Note Holder will have the right to be paid back by me for all of its costs and expenses in enforcing this Note to the extent not prohibited by applicable law. Those expenses include, for example, reasonable attorneys' fees and court costs.

6. NOTICES

         Unless applicable law requires a different method, any notice that must be provided by one party to the other will be given by delivering it or mailing it by first class mail to the addresses listed below or at a different address if one of us has provided notice to the other.

       Notices to me:                       Notices to Lender:
       Edward Terino                        Art Technology Group, Inc.
       17 Canterbury Road                   25 First Street
       Windham, NH  03087                   Cambridge, MA 02141
                                            Attn: General Counsel

7. WAIVERS

         I waive the rights of presentment and notice of dishonor. "Presentment" means the right to require the Note Holder to demand payment of amounts due. "Notice of dishonor" means the right to require the Note Holder to give notice to other persons that the amounts due have not been paid.

8. GOVERNING LAW

         This Note shall be governed by and construed according to the laws of the Commonwealth of Massachusetts with giving effect to its principles of conflict of laws.

9. MODIFICATIONS

         This Agreement may only be changed by a written document signed by authorized representatives of each party.


Witness the hand and seal of the undersigned.


/s/ Edward Terino
------------------------
Edward Terino